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                                                                    EXHIBIT 99.1

                              N E W S R E L E A S E
[KING LOGO]


FOR IMMEDIATE RELEASE


          15-DAY EXTENSION FOR FORM 10-K FILED BY KING PHARMACEUTICALS

  NO MATERIAL CHANGES ANTICIPATED IN KING'S CONSOLIDATED FINANCIAL STATEMENTS,
       AS REPORTED IN YEAR-END 2002 NEWS RELEASE, EXCLUDING SPECIAL ITEMS

BRISTOL, TENNESSEE, March 31, 2003 - King Pharmaceuticals, Inc. (NYSE:KG) filed a Form 12b-25 today providing for a 15-calendar-day extension for submitting its Form 10-K for the year ended December 31, 2002, to the Securities and Exchange Commission ("SEC").

As announced on March 11, 2003, the SEC is conducting an investigation of the Company and has requested King to produce certain documents. In light of the SEC investigation, and as recommended by King's management, the audit committee of King's Board of Directors has initiated its own related internal review and has retained independent legal counsel, who has retained an independent accounting firm, to assist the audit committee. Because the audit committee's investigation is not complete and no conclusions have been reached, the extension provides the audit committee and its independent legal counsel with additional time to conduct a more thorough review.

Although this investigation is not yet complete, management anticipates no material changes in King's consolidated financial statements which were presented in the Company's fourth-quarter and year-end 2002 news release on February 18, 2003, with one exception. The one exception solely relates to the previously reported estimated asset impairment charge resulting from the Company's decision to divest Lorabid(R) (loracarbef), which is expected to increase from $51.2 million to $76.9 million. This new estimate is based on the Company's most recent assessment of potential proceeds to be derived from its planned divestiture of Lorabid(R).

The previously announced SEC request for documents focused on:

- Sales of King's products during 1999 and 2000 to VitaRx and Prison Health Services

- King's "best price" lists, and all documents related to the pricing of the Company's pharmaceutical products to any governmental Medicaid agency during 1999

- The accrual and payment of rebates on Altace(R)(ramipril) from 2000 to the present

-        Other general requests

In conducting its preliminary review in response to notice of the SEC investigation, management has determined that the Company's calculations related to Medicaid reimbursement have not technically followed the prescribed methodology pursuant to the applicable regulations. As part of this review, the Company is taking appropriate steps to assess whether it may have overpaid or underpaid Medicaid reimbursements.

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The Form 12b-25 filing, submitted to the SEC today, provides for an extension through April 15, 2003. If King is unable to file its Form 10-K by April 15, 2003, the Company intends to make available the unaudited financial information for the year-end 2002 along with other information typically included in the Form 10-K.

King, headquartered in Bristol, Tennessee, is a vertically integrated pharmaceutical company that manufactures, markets, and sells primarily branded prescription pharmaceutical products. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry created by cost containment initiatives and consolidation among large global pharmaceutical companies. King's strategy is to acquire branded pharmaceutical products and to increase their sales by focused promotion and marketing and through product life cycle management.

This release contains forward-looking statements, which reflect management's current views of future events and operations, including, but not limited to, statements pertaining to management's anticipation of no material changes in King's consolidated financial statements described in the fourth-quarter and year-end 2002 news release on February 18, 2003, other than the one exception described in today's press release, the anticipated asset impairment charge resulting from the Company's decision to divest Lorabid(R), the focus of the SEC's inquiry, and the eventual filing date of King's Form 10-K. These forward-looking statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. Some important factors which may cause results to differ include: dependence on the possibility that the audit committee's review may result in a determination to restate our disclosures or financial statements which could have a material adverse effect on our reported financial results; dependence on the possibility that shareholders or regulatory authorities may initiate proceedings against King and/or our officers and directors; dependence on the import of any relevant facts presently unknown to King's executive management; dependence on a determination of the ultimate focus of the SEC's inquiry, including whether the focus is limited to the areas described in this press release; and the possibility that we may not be able to file our annual report on Form 10-K for the year ended December 31, 2002 in the permitted fifteen-day extension period provided by Rule 12b-25, resulting in the failure of such annual report on Form 10-K to have been filed on a timely basis. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section and other sections of King's Form 10-K for the year ended December 31, 2001 and Form 10-Q for the quarter ended September 30, 2002, which are on file with the Securities and Exchange Commission. King does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

                                      # # #

                                    Contact:

        James E. Green, Vice President, Corporate Affairs - 423-989-8125

                                EXECUTIVE OFFICES
        KING PHARMACEUTICALS - 501 FIFTH STREET, BRISTOL, TENNESSEE 37620